EXECUTION COPY

AMENDMENT NO. 1 AND CONSENT NO. 1

TO

CREDIT AGREEMENT

This Amendment No. 1 and Consent No. 1 to the Credit Agreement, dated as of May 7, 2007 (this “Amendment No. 1”), is entered into among Express Scripts, Inc., a Delaware corporation (the “Company”), the Lenders signatory hereto (the “Term-1 Lenders”) and Credit Suisse, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and amends the Credit Agreement dated as of October 14, 2005 (as amended to the date hereof and as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into among the Company, the institutions from time to time party thereto as Lenders (the “Lenders”), the Administrative Agent, the Syndication Agent and the other agents and arrangers named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to create new Term-1 Loans under the Credit Agreement having, except as provided herein, identical terms with, having the same rights and obligations under the Loan Documents as, the Term Loans, as set forth in the Credit Agreement and Loan Documents;

WHEREAS, each Person who executes and delivers this Amendment No. 1 as a Term-1 Lender will make Term-1 Loans to the Company, the proceeds of which will be used by the Company to make open-market purchases of its common stock;

WHEREAS, the Company has requested that a Term-1 Loan facility in an aggregate amount of $800,000,000 be made available to the Company, on the terms and conditions set forth in this Amendment No. 1; and

WHEREAS, the Company has requested that the Lenders amend the Credit Agreement to consent to new term loans under the Credit Agreement and to provide the consents to effect the changes described below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

Section 1.  Amendments Relating to the Term-1 Commitments

The Credit Agreement is, effective as of the date specified in Section 2(a) of this Amendment No. 1, amended as set forth below:

(a)  Amendments to Section 1.1 of the Credit Agreement. Section 1.1 is hereby amended as follows:

(i)  The definition of “Funding Date” shall be amended and restated in its entirety to read as follows:

“Funding Date” means the date of the funding of a Loan, including Term-1 Loans and Delayed Draw Term-1 Loans.

(ii)  The definition of “Lenders” shall be amended and restated in its entirety to read as follows:

“Lender” and “Lenders” means (i) the persons identified as “Lenders” and listed on the signature pages of this Agreement and (ii) effective as of the Amendment No. 1 Effective Date, the Persons identified as “Lenders” and listed on the signature pages of Amendment No. 1, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

(iii)  The definition of “Term Loans” shall be amended and restated in its entirety to read as follows:

“Term Loans” shall mean the term loans, including the Term-1 Loans, made by Lenders to the Company pursuant to subsection 2.1(A)(i).

(iv)  The definition of “Term Loan Commitment” shall be amended and restated in its entirety to read as follows:

“Term Loan Commitment” shall mean the commitment of a Lender to make (i) a Term Loan as set forth on Schedule 2.1, (ii) effective as of the Amendment No. 1 Effective Date, such Lender’s Term-1 Commitment, and such Lender’s Delayed Draw Term-1 Commitment, in each case as the same may be (a) reduced from time to time pursuant to subsection 2.4 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to subsection 10.1.

(v)  The following new definitions shall be added to Section 1.1 in alphabetical order:

“Amendment No. 1” means that certain Amendment No. 1 and Consent No. 1 to this Agreement, dated as of May 7, 2007, among the Company, the Administrative Agent, and the Requisite Lenders.

“Amendment No. 1 Effective Date” means the date that this Amendment No. 1 becomes effective.

“Amendment No. 1 Lender Addendum” means the Lender Addendum in substantially the form attached to Amendment No. 1 as Exhibit A.

“Delayed Draw Term-1 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Delayed Draw Term-1 Loan to the Company following the Amendment No. 1 Effective Date, in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Delayed Draw Term-1 Commitment” on Schedule 1 to the Amendment No. 1 Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. On the Amendment No. 1 Effective Date, the aggregate amount of the Delayed Draw Term-1 Commitments is $600,000,000.

“Delayed Draw Term-1 Commitment Percentage” means as to any Lender at any time, the percentage derived by dividing (x) the undrawn amount of such Lender’s Delayed Draw Term-1 Commitment at such time by (y) the undrawn amount of all Lenders’ Delayed Draw Term-1 Commitments at such time.

“Delayed Draw Term-1 Commitment Termination Date” means the date which is the earliest of (y) December 31, 2007 and (z) the first date on which all undrawn Delayed Draw Term-1 Commitments have been terminated or reduced to zero pursuant to the terms hereof.”

“Delayed Draw Term-1 Loans” shall mean the term loans made by Lenders to Company pursuant to the second sentence of subsection 2.1A(i)(b).

“Term-1 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term-1 Loan to the Company on the Amendment No. 1 Effective Date, in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term-1 Commitment” on Schedule 1 to the Amendment No. 1 Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. On the Amendment No. 1 Effective Date, the aggregate amount of the Term-1 Commitments is $200,000,000.

“Term-1 Commitment Percentage” means as to any Lender at any time, the percentage derived by dividing (x) the undrawn amount of such Lender’s Term-1 Commitment at such time by (y) the undrawn amount of all Lenders’ Term-1 Commitments at such time.

“Term-1 Lender” shall mean each Lender having a Term-1 Commitment.

“Term-1 Loans” shall mean the term loans made on the Amendment No. 1 Effective Date and Delayed Draw Term-1 Loans made after the Amendment No. 1 Effective Date by Lenders to the Company pursuant to subsection 2.1(A)(i)(b). For the avoidance of doubt, the Term Loans and the Term-1 Loans (including the Delayed Draw Term-1 Loans) are of the same Class, will vote together as a Class, and are identical for all purposes, except for amortization and LIBOR periods.

“Term-1 Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the funding of the Term-1 Loans, that Lender’s Term-1 Loan Commitment and (ii) after the funding of the Term-1 Loans, the outstanding principal amount of the Term-1 Loan of that Lender.

(b)  Section 2.1A(i) is hereby amended by (i) inserting, “(a)” at the beginning of the paragraph and (ii) inserting the following clause (b) immediately preceding the last sentence of such Section 2.1A(i):

“(b) Subject to the terms and conditions hereof, each Lender with a Term-1 Commitment agrees, on the Amendment No. 1 Effective Date, to make Term-1 Loans to the Company in Dollars in an aggregate principal amount equal to the lesser of (x) such Lender’s Term-1 Commitment Percentage of the Term-1 Loans being made on any such date and (y) the undrawn amount of such Lender’s Term-1 Commitment on such date. Subject to the terms and conditions hereof, each Lender with a Delayed Draw Term-1 Commitment agrees, at any time following the Amendment No. 1 Effective Date and on or prior to the Delayed Draw Term-1 Commitment Termination Date, to make Delayed Draw Term-1 Loans to the Company in Dollars in an aggregate principal amount equal to the lesser of (x) such Lender’s Term-1 Commitment Percentage of the Delayed Draw Term-1 Loans being made on any such date and (y) the undrawn amount of such Lender’s Delayed Draw Term-1 Commitment on such date.”;

(c)  Section 2.1B is hereby amended by inserting, at the end of the first sentence, the following:

“provided that, any Term-1 Loan shall be in an aggregate minimum amount of $50,000,000 and integral multiples of $5,000,000 in excess of that amount”;

(d)  Section 2.1C is hereby amended by deleting the following words from the last sentence of the first paragraph:

“at the Funding and Payment Office”;

(e)  Section 2.2A(i) is hereby amended by adding the following clause to the end of such Section:

“; provided, further, that on the Amendment No. 1 Effective Date for the Term-1 Loans, such Base Rate Margin shall be calculated using the Consolidated Leverage Ratio as of March 31, 2007, and for purposes of calculating such Consolidated Leverage Ratio, Consolidated Total Debt shall be calculated giving effect to an assumed pro forma borrowing of the lesser of (a) $650.0 million of Term-1 Loans or (b) the amount of outstanding Term-1 Loans plus available Term-1 Commitments (such assumption of a pro forma borrowing to apply only to the calculation of the Consolidated Leverage Ratio for Term-1 Loans made on the Amendment No. 1 Effective Date and for no other Loans and on no other date)”;

(f)  Section 2.2A(ii) is hereby amended by (i) adding the following clause immediately after the words “Investment Grade”:

“; provided, further, that on the Amendment No. 1 Effective Date for Term-1 Loans, such Eurodollar Rate Margin shall be calculated using the Consolidated Leverage Ratio as of March 31, 2007, and for purposes of calculating such Consolidated Leverage Ratio, Consolidated Total Debt shall be calculated giving effect to an assumed pro forma borrowing of the lesser of (a) $650.0 million of Term-1 Loans or (b) the amount of outstanding Term-1 Loans plus available Term-1 Commitments (such assumption of a pro forma borrowing to apply only to the calculation of the Consolidated Leverage Ratio for Term-1 Loans made on the Amendment No. 1 Effective Date and for no other Loans and on no other date)”;

and (ii) by adding the following words to the first sentence of the next to last paragraph immediately after the first mention of the words “subsection 6.1(iii),:

“starting with the Fiscal Quarter ended June 29, 2007,”;

(g)  Section 2.2B(vii) is hereby amended by adding the following immediately after the word “time”;

“for Loans other than Term-1 Loans and Delayed Draw Term-1 Loans, and there shall be no more than 10 Interest Periods outstanding at any time for Term-1 Loans and Delayed Draw Term-1 Loans”;

(h)  Section 2.3A is hereby amended by adding (i) “(i)” at the beginning of the first sentence and (ii) the following clause (ii) to the end of such Section:

“(ii) The Company agrees to pay to the Administrative Agent for the account of each Lender with a Delayed Draw Term-1 Commitment a commitment fee for the period from and including the Amendment No. 1 Effective Date to and excluding the Delayed Draw Term-1 Commitment Termination Date equal to the average of the daily excess of the Delayed Draw Term-1 Commitments over the sum of the aggregate principal amount of outstanding Delayed Draw Term-1 Loans multiplied by the percentage per annum determined by reference to the applicable percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four-Fiscal Quarter period ending on the date for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iii), such commitment fees to be calculated on the basis of a 360 day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing on June 29, 2007, and on the Delayed Draw Term-1 Commitment Termination Date:

	CONSOLIDATED LEVERAGE RATIO	COMMITMENT FEE APPLICABLE PERCENTAGE (PER ANNUM)
Level 1	Greater than or equal to 3.0x	0.250%
Level 2	Greater than or equal to 2.5x but less than 3.0x	0.200%
Level 3	Greater than or equal to 2.0x but less than 2.5x	0.150%
Level 4	Greater than or equal to 1.5x but less than 2.0x	0.125%
Level 5	Less than 1.5x	0.100%

provided that Level 5 of the grid above will apply if and so long as the Company is rated Investment Grade; provided, further, that on the Amendment No. 1 Effective Date for the Term-1 Loans, such commitment fee shall be calculated using the Consolidated Leverage Ratio as of March 31, 2007, and for purposes of calculating such Consolidated Leverage Ratio, Consolidated Total Debt shall be calculated giving effect to an assumed pro forma borrowing of the lesser of (a) $650.0 million of Term-1 Loans or (b) the amount of outstanding Term-1 Loans plus available Term-1 Commitments (such assumption of a pro forma borrowing to apply only to the calculation of the Consolidated Leverage Ratio for Term-1 Loans made on the Amendment No. 1 Effective Date and for no other Loans and on no other date). Upon delivery of the Compliance Certificate by the Company to Administrative Agent pursuant to subsection 6.1(iii), starting with the Fiscal Quarter ended June 29, 2007, the applicable commitment fee percentage shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the next succeeding Business Day following receipt by Administrative Agent of such Compliance Certificate; provided that if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(iii), from the time such Compliance Certificate was required to be delivered until delivery of such Compliance Certificate, such applicable commitment fee percentage shall be the maximum percentage amount until such Compliance Certificate is delivered.”;

(i)  Section 2.3B is hereby amended by adding the following words after each appearance of the word “Agent”:

“and the Joint Lead Arrangers”;

(j)  Section 2.4A is hereby amended by adding (i) the words “, other than the Term-1 Loans,” after the word “Loans” in the first sentence of such paragraph, (ii) immediately following the table as follows:

“provided that the Company shall make principal payment of the Term-1 Loans in full on the Term Loan Maturity Date”,

and (iii) inserting the word “further” after the first “provided.”

(k)  Section 2.4B(i) is hereby amended by (i) inserting “(a)” before the first sentence of such Section and (ii) inserting the following clause (b) to the end of such Section:

“(b) The Company shall have the right, upon not less than three Business Days’ notice by delivery of a notice of commitment reduction to the Administrative Agent, to terminate the remaining undrawn Delayed Draw Term-1 Commitments or, from time to time, to reduce the amount of the undrawn Delayed Draw Term-1 Commitments. Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire aggregate amount of the Delayed Draw Term-1 Commitments), and shall reduce permanently the Delayed Draw Term-1 Commitments then in effect.”;

(l)  Section 2.5A is hereby amended by adding (i) “(a)” before the first sentence and (ii) the following clause (b) to the end of such Section:

“(b) The proceeds of the Term-1 Loans shall be used to effect open-market purchases of the Company’s common stock and to pay related fees and expenses.”;

(m)  Section 2.6A is hereby amended by deleting the following words “10:00 A.M. (New York City time)” and adding the following words in place of such words:

“11:00 A.M. (London time)”;

(n)  Section 4.2 is hereby amended by adding the following words immediately after the word “Loans” in the first line of such section:

“, and for the avoidance of doubt, Term-1 Loans and Delayed Draw Term-1 Loans”;

(o)  Section 5.9 is hereby amended by deleting the following words immediately after the word “is”:

“a “holding company” under the Public Utility Holding Company Act of 1935 or”;

(p)  Section 10.1B(i) is hereby amended by (i) deleting the dollar amount “$5,000,000” and replacing it with the dollar amount as follows:

“$1,000,000”;

and (ii) deleting the clause “The parties to each such assignment shall (i) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (ii) manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of US$3,500 and” and replacing them with the following clause:

“The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and”;

(q)  Section 10.1B(ii) is amended by adding the following word immediately before the words “(a) accept such Assignment”:

“promptly”;

Section 2.  Conditions Precedent to the Effectiveness of This Amendment No. 1

(a)  Section 1 of this Amendment No. 1 shall become effective, and the obligation of any Lender to make Term-1 Loans shall become effective, as of the date when, and only when, each of the following conditions precedent shall have been (or are or will be substantially concurrently therewith) satisfied or waived by the Administrative Agent (the “Amendment No. 1 Effective Date”):

(i)  The Administrative Agent shall have received this Amendment No. 1, duly executed by the Company, the Administrative Agent and the Requisite Lenders, and the Administrative Agent shall have received (a) an Amendment No. 1 Lender Addendum from each Term-1 Lender, and (b) the Consent and Reaffirmation executed by the Subsidiary Guarantors;

(ii)  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment No. 1, shall be reasonably satisfactory in all respects to the Administrative Agent;

(iii)  After giving effect to Amendment No. 1, all conditions precedent in Sections 4.1A, F, G, H and J and 4.2A of the Credit Agreement shall be satisfied, with the understanding that for this section 2.(a)(iii) of this Amendment No.1, each reference to Closing Date in Sections 4.1A, F, G, H and J and 4.2A of the Credit Agreement shall refer to the Amendment No. 1 Effective Date;

(iv)  Since December 31, 2006, no event or events, adverse condition or change in or affecting the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect shall have occurred;

(v)  The Company shall have paid all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment No. 1 (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto);

(vi)  The Company shall have paid the Lenders’ participation fees as specified in the Engagement Letter.

(vii)  The Administrative Agent shall have received, at least five Business Days in advance of the Amendment No. 1 Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act;

(viii)  The Administrative Agent shall have received legal opinions, in form and substance reasonably satisfactory to the Administrative Agent, from (A) Thomas M. Boudreau, general counsel of the Company, (B) Skadden, Arps, Slate, Meagher and Flom LLP, special New York counsel for Loan Parties, (C) Drinker Biddle & Reath LLP, special New Jersey and Pennsylvania counsel for Loan Parties, (D) Baker & Hostetler LLP, special Florida counsel for Loan Parties and (E) Barnes & Thornburg LLP, special Indiana counsel for Loan Parties, each in form and substance reasonably satisfactory to the Agents and their counsel, dated as of the Amendment No. 1 Effective Date and setting forth substantially the matters in the opinions designated in Exhibits I-A, I-B, I-C, I-D, and I-E annexed hereto and as to such other matters as Agents acting on behalf of Lenders may reasonably request; and

Section 3.  Representations and Warranties

On and as of the Amendment No. 1 Effective Date and after giving effect to this Amendment No. 1, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a)  this Amendment No. 1 has been duly authorized, executed and delivered by the Loan Parties and constitutes the legal, valid and binding obligations of each of the Loan Parties enforceable against each of the Loan Parties in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing, and the Credit Agreement, as amended by this Amendment No. 1, constitutes the legal, valid and binding obligation of the Loan Parties enforceable against the Loan Parties in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing;

(b)  each of the representations and warranties contained in Section 5 of the Credit Agreement and each other Loan Document is true, correct and complete in all material respects on and as of the Amendment No. 1 Effective Date to the same extent as though made on and as of such date (both before and after giving effect to Amendment No. 1 and the transactions in connection herewith), except that to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, however, that references therein to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended hereby and after giving effect to the consents set forth herein; and

(c)  no Default or Event of Default has occurred and is continuing or would result from the consummation of the borrowing contemplated by a Notice of Borrowing that would constitute an Event of Default or Potential Event of Default.

Section 4.  Fees and Expenses

The Company and each other Loan Party agree to pay on demand in accordance with the terms of Section 10.2 of the Credit Agreement all reasonable documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment No. 1 (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).

Section 5.  Reference to and Effect on the Loan Documents

(a)  As of the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment No. 1 and the Credit Agreement shall be read together and construed as a single instrument. Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment No. 1 as of the Amendment No. 1 Effective Date.

(b)  Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(c)  The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Company or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.

(d)  This Amendment No. 1 is a Loan Document.

Section 6.  Execution in Counterparts

This Amendment No. 1 may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy (or an attached .pdf to an e-mail) shall be effective as delivery of a manually executed counterpart of this Amendment No. 1.

Section 7.  Governing Law

This Amendment No. 1 shall be governed by and construed in accordance with the law of the State of New York.

Section 8.  Section Titles

The section titles contained in this Amendment No. 1 are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection of any Loan Document immediately followed by a reference in parenthesis to the title of the section of such Loan Document containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such section, the reference to the title shall govern absent manifest error. If any reference to the number of a section (but not to any clause, sub-clause or subsection thereof) of any Loan Document is followed immediately by a reference in parenthesis to the title of a section of any Loan Document, the title reference shall govern in case of direct conflict absent manifest error.

Section 9.  Notices

All communications and notices hereunder shall be given as provided in the Credit Agreement.

Section 10.  Severability

The fact that any term or provision of this Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any other person.

Section 11.  Amendment No. 1 Lender Addendum

Each Lender with a Term-1 Commitment on the Amendment No. 1 Effective Date shall deliver to the Administrative Agent an Amendment No. 1 Lender Addendum duly executed by such Lender, the Company and the Administrative Agent. Each Lender with a Delayed Draw Term-1 Commitment on the Amendment No. 1 Effective Date shall deliver to the Administrative Agent an Amendment No. 1 Lender Addendum duly executed by such Lender, the Company and the Administrative Agent.

Section 12.  Successors

The terms of this Amendment No. 1 shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 13.  Waiver of Jury Trial

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT NO. 1 OR ANY OTHER LOAN DOCUMENT.

[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers thereunto duly authorized, as of the date first written above.

EXPRESS SCRIPTS, INC.
By:	/s/ Edward J. Stiften
	Name:	Edward J. Stiften
	Title:	Senior Vice President and Chief Financial Officer

CREDIT SUISSE, Cayman Islands Branch as Joint Lead Arranger and Administrative Agent

By:	/s/ Thomas Cantello
	Name:	Thomas Cantello
	Title:	Director

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Director

CREDIT SUISSE, Cayman Islands Branch as Issuing Lender

By:	/s/ Thomas Cantello
	Name:	Thomas Cantello
	Title:	Director

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Director

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Syndication Agent

By:	/s/ Allen Fisher
	Name:	Allen Fisher
	Title:	Managing Director

CITICORP NORTH AMERICA, INC., as Lender

By:	/s/ Allen Fisher
	Name:	Allen Fisher
	Title:	Managing Director

The undersigned hereby consents to the amendments set forth in Section 1 of Amendment No.
[LENDER NAME], as a Lender
By:

AMENDMENT NO. 1 AND CONSENT NO. 1 TO CREDIT AGREEMENT ALSO EXECUTED BY THE FOLLOWING LENDERS (SIGNATURE PAGES OMITTED FROM FILING):

Allied Irish Banks PLC
Bank of America, N.A.
Bank Hapoalim B.M.
Bank Leumi USA
Bank of China, Los Angeles Branch
Bank of China, New York Branch
The Bank of New York
The Bank of Nova Scotia
Scotiabank Inc.
Bank of Taiwan, Los Angeles
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch
Bayerische Landesbank, Cayman Islands Branch
BCI Miami Branch
Calyon New York Branch
Cathay United Bank
Chinatrust Bank (USA)
Commerce Bank, NA
Commerzbank AG, New York and Grand Cayman Branches
Deutsche Bank AG, New York Branch
E. Sun Commercial Bank, Ltd., Los Angeles Branch
Erste Bank Der Oesterreichischen Sparkassen
Fortis Capital Corp.
Fifth Third Bank, A Michigan Banking Corporation
Hua Nan Commercial, Los Angeles Branch
JPMorgan Chase Bank, N.A.
Landesbank Baden-Wuerttemberg New York Branch and/or Cayman Islands Branch
Mizuho Corporate Bank, Ltd.
National City
The Royal Bank of Scotland PLC
Sumitomo Mitsui Banking Corporation
Suntrust Bank
Taiwan Cooperative Bank, Los Angeles Branch
U.S. Bank National Association
Wachovia Bank, N.A.